Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Nuvelo, Inc.:

We consent to the use in this Amendment No. 1 to the Registration Statement on Form S-4 of our report dated March 15, 2006, with respect to the consolidated statements of operations, stockholders’ equity, and cash flows of Nuvelo, Inc. and subsidiary for the year ended December 31, 2005, included in the proxy statement/prospectus/consent solicitation, which is part of this Amendment No. 1 to the Registration Statement on Form S-4, and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus/consent solicitation.

/s/ KPMG LLP

San Francisco, California

November 20, 2008